UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2023

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	333-268707	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2023, White River Energy Corp (the “Company”) entered into a joint venture agreement (the “Agreement”) with a third party (“CP”), pursuant to which CP sold the Company $500,000,000 of United States federal income tax credits issued to a Native American tribe (“Credits”) in exchange for certain consideration including profit participation and 10,000,000 shares of the Company’s restricted common stock, subject to the vesting and performance conditions set forth therein. If the Company is able to monetize at least part of the Credits within 90 days, CP shall sell the Company additional Credits of at least $7 billion. The initial $500,000,000 of Credits were transferred in the name of the Company on November 28, 2023.

Under the Agreement, the Company agreed to use the net proceeds from the monetization of the initial $500,000,000 of Credits as follows: (i) first, to pay off all liabilities on the Company’s balance sheet (approximately $10,000,000); (ii) second, to fund potential acquisitions and other partnerships and joint ventures (up to $100,000,000); (iii) third, to purchase existing oil production including proven undeveloped reserves (up to $100,000,000); (iv) fourth, to fund a drilling program to extract oil from the Company’s oil and gas mineral leases (up to $240,000,000); and (v) fifth, to enter into midstream operations including crude oil storage tank farm and commodities trading (the remaining net proceeds estimated to be approximately $50,000,000). The Company also agreed, subject to adequate monetization of the Credits, to use commercially reasonable efforts to achieve carbon-neutral status, and thereafter begin the process of achieving carbon-zero status. In addition, the Company agreed to use commercially reasonable efforts to launch a public works program for the benefit of the Native American tribe under the direction of CP.

The Agreement provides for the formation of a joint venture in which the Company will form a new entity (“Newco”) under the following terms: (i) the Company will own 100% of the membership interests in the Newco, (ii) the Company will act as or appoint the manager of Newco, (iii) the Company will receive 80% of the net income of Newco with CP receiving the remaining 20%, (iv) CP will own 51% of the remaining economic benefits of Newco with 49% owned by the Company, (v) the Company will transfer its net ownership in all assets acquired with proceeds from the monetization of the Credits to Newco upon either purchase of the assets or the creation of the division order of working interests at the time of assignment of ownership in economically viable drilled oil wells; and (vi) within two business days after the monetization of all or a portion of the Credits by the Company, Newco will pay CP a distribution totaling $500,000 in $25,000 quarterly installments over a five year period. The Company also agreed to manage and operate Newco and pay the expenses incident thereto.

Pursuant to the terms in the Agreement, CP transferred $500,000,000 in tax credits on November 28, 2023 into the name and tax identification number of White River Energy Corp at the United States Treasury.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by the full text of the Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 with respect to the Company’s agreement to issue shares of restricted common stock is incorporated herein by reference. The transaction is exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit
10.1	Form of Joint Venture Agreement*^
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

^ Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. The omitted information is marked with “[*]”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: November 29, 2023	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer